CERTIFICATIONS

Solely for the purpose of complying with 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of CURO Group Holdings Corp. (the “Company”) that the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such report fairly presents, in all material respects, the financial condition and the results of operations of the Company as of and for such period.

Date: August 3, 2023
_/s/ Douglas Clark___________
Douglas Clark
Chief Executive Officer
(Principal Executive Officer)

_/s/ Ismail Dawood_________
Ismail Dawood
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)